Exhibit 5




                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                ATTORNEYS AT LAW

                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
AUSTIN
BRUSSELS                       590 MADISON AVENUE
DALLAS                             20TH FLOOR
HOUSTON                        NEW YORK, NY 10022
LONDON                           (212) 872-1000
LOS ANGELES                    FAX (212) 872-1002
MOSCOW
NEW YORK
PHILADELPHIA
SAN ANTONIO
WASHINGTON, D.C.


                                November 14, 2001


Thor Industries, Inc.
419 West Pike Street
Jackson Center, Ohio 45334

         Re:      Thor Industries, Inc. - Registration Statement on Form S-3


Ladies and Gentlemen:

        We have acted as counsel to Thor Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the selling stockholders listed in the Registration Statement (the "Selling Stockholders") of up to 952,784 shares (the "Shares") of the Company's common stock, par value $0.10 per share ("Common Stock"). The Shares were issued by the Company to the Selling Stockholders pursuant to the Agreement and Plan of Merger, dated as of November 9, 2001, by and among the Company, Thor Acquisition Corp., Keystone RV Company and certain former securityholders of Keystone RV Company named therein.

        We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when sold and delivered as described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Thor Industries, Inc.
November 14, 2001
Page 2

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of the State of Delaware.


         B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                  /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.